Exhibit 14.1

Consent of Independent Auditors

We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement, No. 333-102800, of Durban Roodepoort Deep, Limited on Form F-3 of our report dated December 29, 2003 with respect to the consolidated balance sheet of Durban Roodepoort Deep, Limited and its subsidiaries as of June 30, 2003 and the related consolidated statements of operations, stockholders's equity, cash flows and notes thereto for the year then ended, which report appears in the Annual Report on Form 20-F of Durban Roodepoort Deep, Limited for the year ended June 30, 2003. Our report refers to Durban Roodepoort Deep, Limited's adoption of SFAS 143 "Accounting for Asset Retirement Obligations" with effect from July 1, 2002.

/s/ KPMG Inc.

/s/ I. Kramer	/s/ C.A.T. Smit
I. Kramer	C.A.T. Smit
Director	Director

KPMG, Inc.

Registered Accountants and Auditors

Chartered Accountants (5A)

Johannesburg, South Africa
December 29, 2003